Exhibit 99.1

Trex Company Reports Revenue and EPS Growth for 2Q12

  Net sales increase 20% to $94 million
  Net income up $6 million

WINCHESTER, Va.--(BUSINESS WIRE)--July 26, 2012--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the second quarter ended June 30, 2012.

Net sales for the second quarter of 2012 totaled $94.3 million compared to net sales of $78.4 million for the 2011 second quarter, an increase of 20%. The Company reported net income of $8.3 million, or $0.48 per diluted share, for the 2012 period compared to net income of $2.1 million, or $0.12 per diluted share, for the prior-year period. During the second quarter of 2012, the Company recognized a $1.1 million increase to its warranty reserve for decking material manufactured at its Nevada plant prior to 2007 and $0.7 million of severance charges. Before giving effect to these charges, net income was $10.1 million, or $0.59 per diluted share.

For the six months ended June 30, 2012, the Company reported net sales of $190.4 million compared to net sales of $147.4 million for the prior-year period, an increase of 29%. The Company reported net income of $20.7 million, or $1.22 per diluted share, for the first six months of 2012 compared to net income of $7.2 million, or $0.42 per diluted share, for the 2011 period. For the first six months of 2012, the Company recognized a $1.5 million increase to the warranty reserve and $0.7 million of severance charges. The Company’s 2011 results included the favorable resolution of an uncertain tax position in the first quarter that positively impacted income taxes by $2.6 million. Before giving effect to these items, net income for the 2012 period was $22.8 million, or $1.34 per diluted share, compared to $4.6 million, or $0.27 per diluted share, for the 2011 period.

Chairman, President and CEO Ronald W. Kaplan commented, “Our strong second-quarter results once again demonstrate that we are successfully executing our strategy. Our many recent innovative ultra-low-maintenance product introductions, including Trex Enhance®, Trex Transcend® Porch and Trex Elevations™, contributed to our performance. We are very pleased with the results of the ‘good, better, best’ decking platform strategy we launched in 2011, giving consumers a variety of options for creating their ideal outdoor living space.

“In addition, our on-going manufacturing and productivity initiatives helped lift our underlying gross margin to 36.8%, an impressive 680 basis-point increase from last year’s period. From a distribution standpoint, we continued to expand our international presence, bringing our global footprint to 26 countries.

“As announced earlier this month, we repaid the remaining $91.9 million principal balance on our convertible senior subordinated notes. We have reduced the Company’s debt by $109 million since 2008, a key goal in this management team’s strategy to increase shareholder wealth. Our net debt to capital ratio stands at 15% and our cash conversion cycle this year has decreased by 25 days, a testament to our focus on asset management. Our strong capital structure gives us greater financial flexibility to manage our business and pursue our growth objectives.

“For the third quarter of 2012, we expect sales demand to remain strong with net sales totaling approximately $70 million.”

Second-Quarter 2012 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second-quarter 2012 results on Thursday, July 26, 2012 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #95321893. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days. A telephone replay of the call will also be available through August 2, 2012. To listen to the telephone replay, dial 404-537-3406 and enter conference ID #95321893.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Pro-Forma Net Income and Related Earnings Per Share (EPS)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: net income on a pro-forma basis and related EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines net income on a pro-forma basis as net income before certain charges. The second quarter of 2012 includes a $1.1 million increase to the Company’s warranty reserve for decking material manufactured at its Nevada plant prior to 2007 and $0.7 million of severance charges. The first six months of 2012 include a $1.5 million increase to the warranty reserve and $0.7 million of severance charges. The Company’s six-month 2011 results reflect the favorable resolution of uncertain tax positions in the first quarter of 2011 that positively impacted income taxes by $2.6 million.

The Company defines related EPS as net income on a pro-forma basis divided by the weighted average outstanding shares, on a fully diluted basis. The Company uses these pro-forma financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these pro-forma financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and pro-forma financial terms, please see the two tables titled “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Three Months Ended June 30, 2012” and “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Six Months Ended June 30, 2012” at the end of this release.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$94,279	$78,405	$190,379	$147,412

Cost of sales	60,689	54,863	121,369	100,840

Gross profit	33,590	23,542	69,010	46,572

Selling, general and administrative expenses	20,866	17,364	39,467	34,021

Income from operations	12,724	6,178	29,543	12,551

Interest expense, net	4,299	4,010	8,710	7,974

Income before income taxes	8,425	2,168	20,833	4,577

Provision (benefit) for income taxes	86	62	182	(2,586)

Net income	$8,339	$2,106	$20,651	$7,163

Basic income per common share	$0.54	$0.14	$1.33	$0.47

Basic weighted average common shares outstanding	15,571,207	15,397,476	15,522,492	15,345,529

Diluted income per common share	$0.48	$0.12	$1.22	$0.42

Diluted weighted average common shares outstanding	17,210,177	17,153,179	16,964,082	16,982,058

Comprehensive income	$8,339	$2,106	$20,651	$7,347

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Three Months Ended June 30,
(amounts in 000's except for EPS)

		2012 Reconciliation

	GAAP	GAAP	Pro-Forma	Pro-Forma
	2011	2012	Adjustments(1)	2012

Net sales	$78,405	$94,279	$0	$94,279

Cost of sales	$54,863	$60,689	($1,084)	$59,605

Gross Profit	$23,542	$33,590	$1,084	$34,674
% of Net sales	30.0%	35.6%	1.2%	36.8%

SG&A Expenses	$17,364	$20,866	($673)	$20,193
% of Net sales	22.1%	22.1%	-0.7%	21.4%

Income from operations	$6,178	$12,724	$1,757	$14,481
% of Net sales	7.9%	13.5%	1.9%	15.4%

Income (loss) before income taxes	$2,168	$8,425	$1,757	$10,182

Income taxes	$62	$86	$0	$86

Net income (loss)	$2,106	$8,339	$1,757	$10,096
% of Net sales	2.7%	8.8%	1.9%	10.7%

Diluted earnings (loss) per common share	$0.12	$0.48	$0.11	$0.59

(1) 2012 Pro-Forma Adjustments include a $1.1MM charge to the previously established warranty reserve (Cost of sales) and a $0.7MM severance charge (SG&A Expenses).

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Six Months Ended June 30,
(amounts in 000's except for EPS)

	2011 Reconciliation			2012 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2011	Adjustments(1)	2011	2012	Adjustments(2)	2012

Net sales	$147,412	$0	$147,412	$190,379	$0	$190,379

Cost of sales	$100,840	$0	$100,840	$121,369	($1,487)	$119,882

Gross Profit	$46,572	$0	$46,572	$69,010	$1,487	$70,497
% of Net sales	31.6%	0.0%	31.6%	36.2%	0.8%	37.0%

SG&A Expenses	$34,021	$0	$34,021	$39,467	($673)	$38,794
% of Net sales	23.1%	0.0%	23.1%	20.7%	-0.3%	20.4%

Income from operations	$12,551	$0	$12,551	$29,543	$2,160	$31,703
% of Net sales	8.5%	0.0%	8.5%	15.5%	1.2%	16.7%

Income (loss) before income taxes	$4,577	$0	$4,577	$20,833	$2,160	$22,993

Income taxes	($2,586)	$2,574	($12)	$182	$0	$182

Net income (loss)	$7,163	($2,574)	$4,589	$20,651	$2,160	$22,811
% of Net sales	4.9%	-1.8%	3.1%	10.8%	1.2%	12.0%

Diluted earnings (loss) per common share	$0.42	($0.15)	$0.27	$1.22	$0.12	$1.34

(1) 2011 Pro-Forma Adjustments include a $2.6MM income tax benefit related to the favorable resolution of uncertain tax positions.

(2) 2012 Pro-Forma Adjustments include a $1.5MM charge to the previously established warranty reserve (Cost of sales) and a $0.7MM severance charge (SG&A Expenses).

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	30-Jun-12	31-Dec-11

ASSETS
Current assets:

Cash and cash equivalents	$50,571	$4,526
Restricted cash	45,938	37,000
Accounts receivable, net	48,852	29,192
Inventories	13,438	28,896
Prepaid expenses and other assets	1,597	2,118
Income taxes receivable	597	322
Total current assets	160,993	102,054
Property, plant and equipment, net	109,830	115,212
Goodwill and other intangibles	10,554	10,558
Other assets	1,205	266
Total assets	$282,582	$228,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$13,584	$11,892
Accrued expenses	20,980	16,187
Accrued warranty	5,840	6,000
Deferred income taxes	124	124
Line of credit	25,000	-
Current portion of long-term debt	91,875	86,425
Total current liabilities	157,403	120,628
Deferred income taxes	2,819	2,819
Non-current accrued warranty	8,101	10,345
Other long-term liabilities	1,740	1,799
Total liabilities	170,063	135,591
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,729,152 and 15,602,132 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	157	156
Additional paid-in capital	99,254	99,885
Retained earnings (deficit)	13,108	(7,542)
Total stockholders’ equity	112,519	92,499
Total liabilities and stockholders’ equity	$282,582	$228,090

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011

OPERATING ACTIVITIES
Net income	$20,651	$7,163
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	14,154	14,484
Other non-cash charges	1,395	1,713
Changes in operating assets and liabilities	(253)	(20,091)

Net cash provided by operating activities	$35,947	$3,269

INVESTING ACTIVITIES	$(2,892)	$(6,830)

FINANCING ACTIVITIES	$12,990	$(4,293)

Net increase (decrease) in cash and cash equivalents	$46,045	$(7,854)
Cash and cash equivalents at beginning of period	$4,526	$27,270

Cash and cash equivalents at end of period	$50,571	$19,416

CONTACT:
Trex Company, Inc.
James Cline
Chief Financial Officer
540-542-6300
or
LHA
Harriet Fried
212-838-3777